Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Bio Green Med Solution, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 - Newly Registered Securities Security

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock	Rule 457(c) and Rule 457(h)	4,281,987	(2)	$1.38	(3)	$5,909,142.06	0.00013810	$816.05
Total Offering Amounts							$5,909,142.06		$816.05
Total Fee Offsets									$–
Net Fee Due									$816.05

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, $0.001 par value per share (“Common Stock”), of Bio Green Med Solution, Inc. (the “Registrant”), that become issuable under the Registrant’s 2018 Equity Incentive Plan (the “2018 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.
(2)	Represents 4,281,987 additional shares of Common Stock reserved and available for issuance under the 2018 Plan.
(3)	Estimated in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act solely for purposes of calculating the registration fee. The price for the Common Stock being registered hereby is based on a price of $1.38 per share of Common Stock, which is the average of the high ($1.44) and low ($1.32) trading prices for a share of Common Stock of the Registrant on November 25, 2025, as reported on The Nasdaq Stock Market.